Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Castellum, Inc. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

August 30, 2022

By:	/s/ John F. Campbell
Name: John F. Campbell